Exhibit 99.1

NEWS RELEASE For more information: Contact: Janet L. Ford, Investor Relations Director 414-278-1890 janet.ford@associatedbank.com
FOR IMMEDIATE RELEASE
Associated Banc-Corp Announces Plan to Repay TARP in Late September
GREEN BAY, Wis. —September 6, 2011 — Associated Banc-Corp (NASDAQ: ASBC) announced today it intends to redeem the remaining portion of its Series A Preferred stock issued under the Troubled Asset Relief Program (TARP) Capital Purchase Program on September 28, 2011.
Approval for redemption of the $262.5 million Series A Stock outstanding is conditioned upon a public offering of new preferred stock with proceeds of $65 million and senior notes with proceeds of $132 million. The company has no plans to issue any common stock in connection with the redemption.
“We are pleased to be able to announce this plan.” said President and CEO Philip B. Flynn. “Redeeming the TARP this month, funded with a preferred stock raise and a favorable mix of senior debt and cash on hand, is consistent with our plans to repay the TARP funds as soon as possible and in the most shareholder-friendly manner possible.”
“We believe the regulatory approval of this final repayment is further indication of the company’s financial strength. Our capital ratios following the offerings and the repayment will continue to exceed the requirements of our regulators and the standards for well-capitalized banks. We are pleased with the work we have done to strengthen our regulatory relations, asset quality metrics, operating results, and profitability trends so that we can comfortably exit the TARP program.”
The company has been advised by its primary regulator, the Office of the Comptroller of the Currency (OCC) that the memorandum of understanding entered into in November 2009 has been terminated.
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Associated Banc-Corp Announces Plan to Repay TARP

“While Associated Banc-Corp is well-capitalized by regulatory standards, this modest capital raise will facilitate our exit and allow us to continue to pursue opportunities for revenue growth and earnings expansion,” said Associated Banc-Corp President and CEO Philip B. Flynn. “We believe this approach to the repayment of the CPP funds is in the best interest of the company and our shareholders.”
ABOUT ASSOCIATED BANC-CORP
Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has approximately 270 banking locations serving more than 150 communities in Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
FORWARD LOOKING STATEMENTS
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s preliminary prospectus supplement for the offering.
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